Exhibit 10.1

Second Amendment to Second Amended and Restated Exchange Agreement

Dated as of September 25, 2024

This Second Amendment to Second Amended and Restated Exchange Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among (i) EzFill Holdings, Inc., a Delaware corporation (the “Company”); and (ii) Michael Farkas (the “Shareholders’ Representative”). The Company and the Shareholders’ Representative may be referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties and all the shareholders of NextNRG Holding Corp., a Nevada corporation (the “Shareholders”) are the parties to that certain Second Amended and Restated Exchange Agreement, dated as of June 11, 2024, as amended by the First Amendment to Second Amended and Restated Exchange Agreement dated as of July 10, 2024 (as so amended, the “Exchange Agreement”);

WHEREAS, pursuant to the provisions of Section 6.05 of the Exchange Agreement, the Shareholders have each constituted and appointed the Shareholders’ Representative as their Representative (as defined in the Exchange Agreement) and their true and lawful attorney in fact, with full power and authority in its name and on its behalf to act on such Shareholders’ behalf in the absolute discretion of Shareholders’ Representative with respect to all matters relating to the Exchange Agreement, including execution and delivery of any amendment, supplement, or modification of the Exchange Agreement, and Section 9.11 of the Exchange Agreement provides that the Exchange Agreement may be amended and modified by a written instrument executed by the Company and the Shareholders’ Representative; and

WHEREAS, the Parties now desire to amend the Exchange Agreement;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Exchange Agreement.

2.	Amendment. Pursuant to the provisions of Section 6.05 and Section 9.11 of the Exchange Agreement, the Exchange Agreement is hereby amended as follows:

(a)	The Parties acknowledge and agree that the number “100,000,000” in Section 2.02(b) of the Exchange Agreement was adjusted to be 40,000,000 as a result of the one-for-two and a half (1-for-2.5) reverse split of the Common Stock which occurred on July 23, 2024 (the “Reverse Split”). Such adjusted 40,000,000 number (originally 100,000,000 in the Second Amended and Restated Exchange Agreement, dated as of June 11, 2024) is hereby amended to be “100,000,000”.

(b)	Section 2.02(c) is hereby amended and restated in its entirety to provide as follows:

(c) Either 25,000,000 or 50,000,000 of the Exchange Shares (as determined pursuant to Section 2.02(c)(i) and Section 2.02(c)(ii), the “Vested Shares”) shall be fully earned and vested as of the Closing Date, and the remaining 75,000,000 or 50,000,000 Exchange Shares (as determined pursuant to Section 2.02(c)(i) and Section 2.02(c)(ii), the “Restricted Shares”) shall be subject to vesting or forfeiture as set forth in Section 2.07.

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(i) In the event that the acquisition of the Target (as defined below) by NextNRG, directly or indirectly through NextNRG or a subsidiary of NextNRG, has been completed prior to the Closing, then 50,000,000 of the Exchange Shares shall be the “Vested Shares” and 50,000,000 of the Exchange Shares shall be the “Restricted Shares” subject to vesting pursuant to Section 2.07(d)(ii) and Section 2.07(d)(iii) or forfeiture as set forth in the remainder of Section 2.07.

(ii) In the event that the acquisition of the Target by NextNRG, directly or indirectly through NextNRG or a subsidiary of NextNRG, has not been completed prior to the Closing, then 25,000,000 of the Exchange Shares shall be the “Vested Shares” and 75,000,000 of the Exchange Shares shall be the “Restricted Shares” subject to vesting pursuant to Section 2.07(d)(i), Section 2.07(d)(ii) and Section 2.07(d)(iii) or forfeiture as set forth in the remainder of Section 2.07.

(c)	Section 2.07(d) of the Exchange Agreement is hereby amended and restated in its entirety to provide as follows:

(d) The Restricted Shares shall vest, if at all, as follows:.

(i) In the event that, prior to the Closing, NextNRG, directly or indirectly through NextNRG or a subsidiary of NextNRG, has not completed the acquisition of the acquisition target as set forth in Section 2.07(d)(i) of the Company Disclosure Schedules (the “Target”), and therefore 25,000,000 of the Exchange Shares were “Vested Shares” as of the Closing pursuant to the provisions of Section 2.02(c), then upon the Company (directly or indirectly through NextNRG or a subsidiary of NextNRG), completing the acquisition of the Target, 25,000,000 of the Restricted Shares shall vest. In the event that the Shareholders’ Representative determines that the Target as set forth in Section 2.07(d)(i) of the Company Disclosure Schedules is not capable of being acquired, either prior to or after the Closing, then the Shareholders’ Representative and the Company shall negotiate in good faith to determine a replacement “Target”, which shall thereafter be the “Target” for all purposes herein.

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(ii) Upon the Company deploying the third solar, wireless electric vehicle charging, microgrid, and/or battery storage system, 25,000,000 Restricted Shares shall vest. For purposes herein; (i) a “solar system” means a 500kw to 5MW system in which the Company produces solar energy and transmits it to the electrical grid, or to a third party which purchase the energy, which third party may be the customer for the solar energy in the event that such energy powered the Company’s charging stations; (ii) “battery storage system” means systems in which energy is stored in order to reduce load and capacities on the electrical grid; and “microgrid” means a local energy grid controlled locally that can exist in isolation or be disconnected from a ‘traditional’ grid and operate autonomously. Deployment shall be determined by the Company receiving verification from the contractor that the system is functioning and in use. For a deployment to satisfy this condition it must be a commercial deployment.

(iii) Upon the Company attaining one or more of the milestones in the following sentence, 25,000,000 Restricted Shares shall vest. The milestones shall be any one or more of (1) the Company reaching annual revenues exceeding $100 million; (2) the Company completing projects with deployment costs greater than $100 million; and (3) the Company completing a capital raise greater than $25 million.

(d)	A new Section 2.11 is hereby added to the Exchange Agreement, immediately following Section 2.10 thereof, providing as follows:

Section 2.11 Additional Shareholders. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, prior to the Closing, NextNRG may issue additional shares of NextNRG Stock to one or more additional Persons and, in such event, such Persons shall execute a joinder to this Agreement and shall become a Party hereto and a Shareholder for all purposes hereunder. In addition, notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, prior to the Closing, subject to the approval of the Shareholders’ Representative, certain Shareholders may transfer their shares of NextNRG Stock to persons who are currently Shareholders or who would become new shareholders of NextNRG. Upon any such new issuances of NextNRG Common Stock, or transfers of NextNRG Stock, the Parties shall update the Capitalization Table and other Transaction Documents accordingly, the representations and warranties in Article III and Article IV shall be deemed automatically updated to reflect such events, and any such additional Shareholders shall participate in the Transactions at the Closing as any other Shareholder. Each of the Parties agrees to execute such documents and to undertake such actions as may be reasonably requested by the Company or the Shareholders’ Representative in order for compliance with the provisions of this Section 2.11.

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(e)	The Parties acknowledge and agree that the Certificate Amendment has been completed, and therefore the provisions relating thereto in the Exchange Agreement are being removed, and the following amendments to the Exchange Agreement are hereby made in furtherance thereof:

(i)	Section 1.01(g) of the Exchange Agreement is amended and restated in its entirety to provide as follows:

(g) [Intentionally omitted]

(ii)	Section 2.01 of the Exchange Agreement is amended and restated in its entirety to provide as follows:

Section 2.01 [Intentionally omitted]

(iii)	The first sentence of Section 5.02 of the Exchange Agreement is amended and restated in its entirety to provide as follows:

The execution, delivery and performance, of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents.

(iv)	Section 6.04(a) of the Exchange Agreement is amended and restated in its entirety to provide as follows:

(a) As promptly as practicable after the date hereof, the Company shall undertake such actions to obtain the approval of the stockholders of the Company for (i) the adoption and approval of this Agreement and the Transactions, including the issuance of the Exchange Shares and the shares of Common Stock which may be issued upon the Closing, in accordance with the Company Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq, and (ii) such other matters as the Company and Shareholders’ Representative shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (ii), collectively, the “Stockholder Approval Matters”).

(v)	Section 7.01(f) of the Exchange Agreement is amended and restated in its entirety to provide as follows:

(f) [Intentionally omitted]

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3.	Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the revised numbers of Exchange Shares, Vested Shares, Restricted Shares and other references to the number of shares of Common Stock as set forth herein are each amended as of the Amendment Date, and are the agreements of the Parties as to the number of such shares of Common Stock in the Transactions following the consummation Reverse Split.

4.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Exchange Agreement for all purposes, and each Party and the Shareholders shall be bound hereby and this Amendment and the Exchange Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Exchange Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Exchange Agreement shall mean and be a reference to the Exchange Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Exchange Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

5.	Governing Law. This Amendment, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Amendment or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

6.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

Shareholders’ Representative

By:	/s/ Michael Farkas
Name:	Michael Farkas
Title:	CEO

EzFill Holdings, Inc.

By:	/s/ Yehuda Levy
Name:	Yehuda Levy
Title:	Interim Chief Executive Officer

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